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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MICRO THERAPEUTICS, INC.


         GEORGE WALLACE and BRUCE FEUCHTER certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of MICRO THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").

     2. The filing date of the original Certificate of Incorporation of the Corporation with the Delaware Secretary of State is July 31, 1996.

     3. The Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that Article 4, Section A. of the Certificate of Incorporation of the Corporation be amended to read, in its entirety, as follows:

                                    ARTICLE 4

          A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Five Million (25,000,000) shares. Twenty Million (20,000,000) shares shall be Common Stock, $.001 par value and Five Million (5,000,000) shares shall be Preferred Stock, $.001 par value. The Preferred Stock shall be issued in one or more series to be designated by the Company's Board of Directors, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;
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          (d)  Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

          Upon the effectiveness of this Certificate of Amendment of Certificate of Incorporation ("Reclassification Date") (i) each issued and outstanding share of the Corporations' Common Stock shall automatically and without any action on the part of the holder thereof be reclassified as and changed into .65 of a share of the Corporation's Common Stock, subject to the treatment of fractional share interests as described below. From and after the Reclassification Date, the Corporation shall issue, upon surrender for cancellation of the certificates representing the stock of the Corporation issued and outstanding prior to the Reclassification Date, new certificates representing the applicable number of shares of Common Stock, which shall be rounded to the nearest whole share. By way of illustration, a holder of a certificate or certificates representing .5 or more of a fraction of a share of Common Stock of the Corporation shall be rounded up to the nearest whole number of shares of Common Stock of the Corporation and a holder of a certificate or certificates representing less than .5 of a fraction of a share of Common Stock of the Corporation shall be rounded down to the nearest whole number of shares of Common Stock of the Corporation.

     4. This Certificate of Amendment of Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     5. This Certificate of Amendment of Certificate of Incorporation of the Corporation was approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 1,373,000 shares of Common Stock, 833,333 shares of Series A-1 Preferred Stock, 900,000 shares of Series A-2 Preferred Stock, 1,890,909 shares of Series B Preferred Stock and 1,933,700 shares of Series C Preferred Stock.

     6. This Certificate of Amendment of Certificate of Incorporation required the approval of a majority of the outstanding shares of Common Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock voting together as a single class, and the approval of a majority of the outstanding shares of Common Stock voting as a separate class, a majority of the outstanding shares of Preferred Stock voting as a separate class, and the approval of the holders of 51% or more of the outstanding shares of Series C Preferred Stock voting


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as a separate class. The number of shares of each class voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by George Wallace, its President, and attested to by Bruce Feuchter, its Secretary, this 30th day of December, 1996.




                                                 /s/ GEORGE WALLACE
                                                 ---------------------------
                                                 George Wallace,
                                                 President


ATTEST:


/s/ BRUCE FEUCHTER
---------------------------
Bruce Feuchter,
Secretary